Calculation of Filing Fee Tables
S-8
First Breach, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	2,000,000	$ 2.88	$ 5,760,000.00	0.0001381	$ 795.46
Total Offering Amounts:						$ 5,760,000.00		$ 795.46
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 795.46
Offering Note
[1]	This Registration Statement covers, in addition to the number of shares of the Registrant's common stock ("Common Stock") stated above, such indeterminate number of any additional shares of Common Stock that may become issuable under the First Breach Inc. Omnibus Securities and Incentive Plan, by reason of any stock split, stock dividend or similar transaction pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"). Represents shares of common stock available and reserved for issuance under the First Breach Inc. Omnibus Securities and Incentive Plan. Pursuant to paragraphs (c) and (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed based on the average of the high and low sale prices of the Common Stock reported on the NASDAQ Stock Market on August 24, 2026, a date within five business days prior to the date of filing the Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources